EXHIBIT 10.8


                                HEALTHWATCH, INC.
                                 2445 CADES WAY
                                 VISTA, CA 92083

July 14, 1998


Larry Fisher, Executive Vice President
HALIS, Inc.
9040 Roswell Road, Suite 470
Atlanta, GA 30350

Dear Larry:

         HealthWatch is pleased to submit this letter of intent for the acquisition of HALIS, Inc., ("HALIS") by HealthWatch, Inc. ("HealthWatch"), pursuant to a merger of HALIS into a wholly-owned subsidiary of HealthWatch (the "Merger"). The Merger will be made in accordance with the terms of a mutually acceptable definitive merger agreement between HALIS and HealthWatch (the "Merger Agreement").

         1. MERGER CONSIDERATION. It is expected that at the closing, which is anticipated to be within 120 days of the execution of this Agreement, or on an alternative mutually agreeable date, HALIS will be merged into a subsidiary of HealthWatch, and HealthWatch will issue sufficient shares of its common and preferred stock to equal the "Fair Market Value" of 100% of HALIS' issued and outstanding shares of common stock. Fair Market Value of both the HALIS and HealthWatch stock shall be calculated by averaging the closing bid price of each company's common stock for the period beginning May 26, 1998 and ending July 13, 1998.

The exact form of the transaction will be determined before closing based on advice from the appropriate legal and financial parties of both HALIS and HealthWatch, however it is anticipated that HealthWatch will issue a combination of common and preferred shares to HALIS according to the following formula:

         (a) Based on the share prices above, the relative value of each HealthWatch share to each HALIS share is calculated to be 3.4 to 1. Therefore, for every 3.4 shares of HALIS stock exchanged, the HALIS shareholder will receive one share of HealthWatch stock.

         (b) 33 1/3 % of the total number of HealthWatch shares to be issued will be issued as common shares and 66 2/3 % of the total number of HealthWatch shares to be issued will be issued as preferred shares. Said preferred shares shall be convertible into common shares according to mutually agreed terms and conditions.

         2. CERTAIN CONDITIONS. The closing of the proposed transaction will be conditioned upon:

         (a) HealthWatch having the full authority to issue sufficient shares of its common stock and preferred stock to meet its obligations set forth in the Merger Agreement;

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         (b)      Paul W. Harrison, Chairman of the Board of Directors of
                  HealthWatch, being the Chairman of the Board of Directors and CEO of HealthWatch following the Merger. The remaining management of both companies will be determined by the Board of Directors of HealthWatch following the Merger;

         (c) key senior management, if requested, entering into two-year employment contracts with appropriate non-competition, non-solicitation and confidentiality provisions;

         (d) the HealthWatch Board of Directors following the Merger being the current HealthWatch board members plus one HALIS nominee;

         (e) HALIS' revenues for the period January 1, 1998 through July 1, 1998 being approximately $4,000,000 or more;

         (f) HALIS' EBITDA being in a positive trend for the period July 1,1 998 through December 31, 1998;

         (g) HealthWatch being satisfied with the financial condition of HALIS and upon there having been, from the date of this Agreement until the date of closing, no material adverse change in the condition, financial or otherwise of HealthWatch and its business;

         (h) HALIS being satisfied with the financial condition of HealthWatch and upon there having been, from the date of this Agreement until the date of closing, no material adverse change in the condition, financial or otherwise of HealthWatch and its business;

         (i) HealthWatch being satisfied with the results of its due diligence investigation of the business of HALIS;

         (j) HALIS being satisfied with the result of its due diligence investigation of the business of HealthWatch; and

         (k) the approval of the Merger Agreement by the shareholders of HealthWatch and HALIS.

         3. INVESTMENT; BUSINESS COLLABORATION. So long as the parties are working to complete the Merger, HealthWatch shall loan to HALIS up to a total of $250,000, such loan to be pursuant to the form of Debenture attached hereto as Exhibit A, $50,000 of such loan to be made upon HALIS' acceptance of this proposal, with the balance to be made as mutually agreed, which is expected to be at the rate of approximately $50,000 per month. Further, HALIS shall provide services to HealthWatch to further develop the "integration engine" which HealthWatch and PHE have under development and to provide an interface for HealthWatch's Life Sciences products and HALIS' Healthcare Enterprise System ("HES") and to assist HealthWatch in marketing HALIS' HES product to HealthWatch's customer base. For these services, HealthWatch shall pay HALIS $25,000 per month. HALIS shall provide monthly invoices to HealthWatch documenting the services provided.

         4. INSPECTION PERIOD. After the acceptance of this proposal by HALIS, each company will on request make available to the other and their respective Representatives (as defined in paragraph 8 (d) below), and permit a physical inspection by the other and their respective Representatives of, all aspects of the other company's business, including the assets,

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agreements, financial condition and books and records which relate to its business. Each company will initiate its due diligence investigation and audit of the other within thirty (30) business days after HALIS' acceptance of this proposal and, once initiated, will proceed diligently to complete the same as soon as practicable.

         5. OPERATION OF THE BUSINESS.It shall be a condition to HealthWatch's obligation to close the Merger that HALIS operate its business in the normal course from the date hereof through the earlier to occur of the termination of the obligations under this proposal or the Merger Agreement, as the case may be, or the date of closing, and not make any material change therein or enter into any material agreements, incur any material liabilities, sell any material assets other than inventory in the normal course of business, issue, redeem, or otherwise sell or purchase any shares of its capital stock or options or rights to purchase or acquire its capital stock, or distribute to its shareholders any assets, including cash or cash equivalents, by dividend or otherwise, without the prior written consent of HealthWatch, which consent shall not be unreasonably withheld.

         6. OTHER PROVISIONS. The Merger Agreement will contain usual and customary representations, warranties, covenants and other agreements on behalf of HealthWatch and HALIS and the closing will be subject to usual and customary conditions, including:

         (a) obtaining all necessary consents or approvals of governmental bodies, lessors and other third parties;

         (b) absence or disclosure of pending or threatened material litigation; and

         (c) delivery of customary legal opinions, closing certificates, and other documentation.

         7. COST AND EXPENSE. HealthWatch shall bear the costs and expenses incurred by it and its shareholders in connection with the transactions contemplated herein and HALIS shall bear the costs and expenses incurred by it and its shareholders in connection with the transactions contemplated herein, including any and all finder's fees, selling agent fees, etc.

         8. CONFIDENTIALITY.

         (a) Each company acknowledges that it and its Representatives shall from time to time have access to and be provided with confidential, secret and proprietary information regarding the business of the other, which may include technical, financial, and other information. Subject to the provisions of subparagraph (c) below, any fact or information (whether furnished or obtained orally or in writing) concerning any aspect of the business of the other heretofore or hereafter disclosed to the other or any of the other's directors, officers, employees, attorneys, accountants, financial advisors or other agents or obtained as a result of each company's inspection of the other and its premises or records shall be deemed to be and hereafter will be referred to as the "Evaluation Material." The Evaluation Material shall be contractually subject to protection pursuant to the provisions of this Agreement, whether or not it would otherwise be regarded or legally considered "confidential," and without regard to whether such information constitutes a trade secret and is also protectable at law or in equity as a trade secret.

         (b) Each company is to (i) hold the Evaluation Material in strict confidence and secrecy, (ii) limit access to the Evaluation Material to those of its Representatives (as defined below) who need to know the same for the sole purpose of evaluation


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                  the Merger, and (iii) not use the Evaluation Material for any
                  purposes other than the discussions with the other regarding the Merger, or disclose the Evaluation Material to any individual, firm or entity (a "Person") other than as expressly set forth below with respect to each company's Representatives, without the prior written consent of the other.

         (c) Notwithstanding the provisions of (a) and (b) above, the Evaluation Material does not include the following: (i) any information that either company can demonstrate as being in its possession prior to the time of disclosure by the other;
                  (ii) any information which was in the public domain prior to disclosure to the other or that comes into the public domain through no fault of the other; (iii) any information which is disclosed on a non-confidential basis by a third party with rightful possession of such information; and (iv) any information, now or hereafter, independently developed without any reliance on any information disclosed by the other or its Representatives, or obtained as a result of inspection of the premises or books and records of the other. Information that does not constitute a trade secret under applicable law shall not be considered Evaluation Material for purposes of this Agreement after two (2) years from the date of this Agreement. Each company agrees that the other will advise and cause its employees, directors, officers, accountants, attorneys, investment bankers, representatives and agents ("Representatives") who will have access to the Evaluation Material not to use any Evaluation Material for any purposes other than in connection with discussions regarding the Merger or to disclose any Evaluation Material to any Person other than to its other Representatives permitted to have access to the Evaluation Material provided above, and any such use or disclosure shall be at all times and in all events on the terms of and in compliance with the restrictions of this Agreement. Each company is responsible for the compliance by its Representatives with this Agreement.

         (d) Each company shall advise and cause its employees, directors, officers, accountants, attorneys, investment bankers, representatives and agents ("Representatives") who will have access to the Evaluation Material not to use any Evaluation Material for any purposes other than in connection with discussions regarding the Merger or to disclose any Evaluation Material to any Person other than to its other Representatives permitted to have access to the Evaluation Material provided above, and any such use or disclosure shall be at all times and in all vents on the terms of and in compliance with the restrictions of this Agreement. Each company agrees to be responsible for the compliance by its Representatives with this Agreement.

         (e) Each company agrees that if for any reason the Merger is not consummated, it will not for a period of one (1) year from the date hereof directly or indirectly for its account or for the account of any other Person hire any employee of the other with whom it had contact or who was specifically identified as part of the due diligence investigation of the other in connection with the Merger, without the prior written consent of the other.

         9. EXCLUSIVITY. HALIS agrees that from the date of the acceptance of this proposal until its termination in accordance herewith, neither it nor any of its Representatives will hold or participate in any discussions with any other person or entity concerning the direct or indirect sale of its stock or assets, nor will HALIS or any of its Representatives entertain any offers with respect thereto for a period of 120 days from the acceptance of this proposal. Unless earlier terminated as hereinafter provided, this Agreement shall terminate on the date which is 60 days after the last signature below is obtained, should a Definitive Agreement not be entered into by


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such date. Except with respect to the provisions of paragraphs 7 and 8, either party hereto may terminate this letter by advising the other party in writing, and thereafter this Agreement shall have no further force and effect.

         10. PUBLICITY. Neither party shall publicly announce or disclose the contents of this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

         11. BINDING EFFECT. This proposal, if accepted, shall be deemed only an expression of interest and, except for the provisions of paragraphs 7,8, 9 and 10 above, it is meant only to address the intentions of the parties with respect to the matters set forth herein. Although HALIS and HealthWatch intend to proceed promptly and in good faith to achieve the consummation of the Merger, this proposal does not constitute an offer by HALIS to sell, nor an offer by HealthWatch to purchase, and is not a binding agreement, except for the foregoing enumerated provisions, which shall be binding on the parties hereto and their respective successors and assigns, notwithstanding the failure of the parties to execute and deliver the Merger Agreement. Notwithstanding any of the foregoing to the contrary, the provisions of paragraphs 7 and 8 shall survive the termination of this letter of intent.

         If HALIS accepts this proposal as a basis for negotiating a definitive written agreement, please so indicate by signing the enclosed copy of this letter and returning it no later than July 14, 1998. If HALIS accepts this proposal, please be assured that HealthWatch will negotiate with HALIS in a positive and constructive manner, with the objective of reaching a mutually satisfactory definitive written agreement at the earliest possible date, and then proceeding promptly with completion of the Merger.

Sincerely,                             Accepted By:

HEALTHWATCH, INC.                      HALIS



By /s/ Paul Harrison                   By /s/ Larry Fisher
   ----------------------------------     --------------------------------------
   Paul Harrison, Chairman                Larry Fisher, Executive Vice President

Date: July 14, 1998.                   Date: July 14, 1998


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                                    EXHIBIT A
                                    DEBENTURE

THIS DEBENTURE AND THE COMMON STOCK ("SHARES") ISSUABLE UPON CONVERSION OF THIS DEBENTURE (COLLECTIVELY THE "SECURITIES") HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IF THESE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


Debenture Certificate No. M-                               U.S. $_______________
Date: _______________, 1998


                                   HALIS, INC.
                 6% CONVERTIBLE DEBENTURE DUE FEBRUARY 25, 2000

    FOR VALUE RECEIVED, HALIS, Inc., a Georgia corporation (the "Company"), promises to pay HealthWatch, Inc. ("Purchaser"), or any subsequent registered holder hereof (the "Holder"), the principal sum of ______________________ U.S. Dollars (U.S. $______________), together with interest on the principal sum outstanding at the rate of six (6%) percent per annum, payable in U.S. Dollars, under the terms and conditions set forth below. Accrual of interest on this Debenture shall commence on the date hereof and shall continue to accrue until the Maturity Date or if earlier, the Conversion Date or Redemption Date, as the case may be. This Debenture is being issued pursuant to the Letter of Intent dated July ___, 1998, between the Purchaser and the Company ("Subscription Agreement"), and this Debenture is subject to all of the terms and conditions thereof, all of which are hereby incorporated by reference.

SECTION 1. PAYMENT OF DEBENTURE. Subject to all of the terms and conditions hereof, the Company shall pay to the Holder the entire outstanding amount of principal and interest hereof, on February 25, 2000 or such earlier date as the Debenture shall become due and payable pursuant to Section 9 hereof (the "Maturity Date"). All interest or principal shall be paid to the person and at the address in whose name this Debenture is registered on the records of the Company on the applicable payment date. As provided herein, the principal and interest due hereunder may be converted into or redeemed for shares of Common Stock, par value of $.01 per share, of the Company ("Shares"), and such Shares shall be in the name of and forwarded to the person and at the address in whose name this Debenture is registered on the issuance date.

SECTION 2. SALE, TRANSFER OR EXCHANGE. This Debenture may be transferred, exchanged or converted only in compliance with the Act and any applicable state securities laws. Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein and in the Subscription Agreement. Prior to due

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presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly recorded on the Company's records as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes.

SECTION 3. HOLDER CONVERSION.

A. Right to Convert; Conversion Rate. The Holder of this Debenture shall be entitled to convert the entire principal amount and accrued but unpaid interest of this Debenture at any time on or before the Maturity Date into that number of Shares calculated in accordance with the following formula:

    Number of Shares issued upon Conversion = Principal (+ Interest, if applicable)/Conversion Price, where

                   Principal = The Principal amount of the Debenture, Interest = accrued but unpaid interest hereunder

    Conversion Price: the Conversion Price shall be the lesser of (i) $.156 per share if the Merger described in the Subscription Agreement is not consummated due to the Company's decision not to proceed, unless such decision was based on the Purchaser's failure to comply with any of its obligations contained in either the Subscription Agreement or the Merger Agreement referred to therein, (the "Fixed Conversion Price"); or (ii) 65% of the average Closing Bid Price, as that term is defined below, of the Shares for the ten (10) trading days immediately preceding the day prior to the Conversion Date (the "Variable Conversion Price"). In the event that provision (i) above is applicable, Purchaser shall have the right to demand the immediate registration under the Act of the shares of the Company's common stock issuable upon conversion of this Debenture.

For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the market as reported by the OTC Bulletin Board or NASDAQ's National Market System or Small Capitalization System ("NASDAQ") or American Exchange Emerging Company Marketplace or if then traded on a different national securities exchange, the closing sales price on the principal national securities exchange on which it is so traded and, if not available, the mean of the daily high and low sales prices on such securities exchange on which it is traded.

B. Mechanics of Conversion. In order to convert the Debenture into Shares, the Holder shall (i) fax a copy of an executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company, which notice shall specify that the Debenture shall be converted and shall contain a calculation of the number of Shares to be issued in connection with the conversion, and (ii) surrender the original Debenture to a common courier for delivery to the office of the Company within three (3) business days of the Notice of Conversion; provided, however, that the Company shall not be obligated to issue certificates evidencing the Shares issuable upon such conversion unless either the original Debenture is delivered to the Company or the Holder notifies the Company that such Debenture has been lost, stolen or destroyed and the Holder has complied with Section 3.C. below. Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name of a contact person at the Company whom the Holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Price or any other issues related thereto, the Company shall promptly issue the number of Shares that are not disputed. The Company shall submit the disputed calculations to its independent auditors within two (2) business days of receipt of Holder's Notice of Conversion. The Company shall cause the auditors to perform the calculations and notify the Company and Holder of the results no later


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than five (5) business days from the time such accountant receives the disputed calculations. The auditor's calculation shall be deemed conclusive absent manifest error.

C. Lost or Stolen Debentures. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in case of loss, theft or destruction) indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debenture, if mutilated, the Company shall execute and deliver a new Debenture of like tenor and date without charge to Holder.

D. Delivery of Shares upon Conversion. The transfer agent or the Company (as applicable) shall, no later than the close of business on the tenth (10th) business day after delivery to the Company of the Debenture to be converted (or after provision for security or indemnification, if required), issue a certificate for the number of Shares to which the Holder shall be entitled as aforesaid and surrender such original certificate to a common courier for overnight delivery to the Holder at the address of the Holder on the books of the Company.

E. No Fractional Shares. No fractional Shares shall be issued upon conversion of this Debenture. If any conversion of the Debenture would create a fractional share or a right to acquire a fractional share, such fractional shares, on an aggregate basis, shall be disregarded and the number of Shares issuable upon conversion shall be, on an aggregate basis, the next lower number of whole shares.

F. Date of Conversion. The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date (utilizing Atlanta, Georgia time) the Notice of Conversion is faxed to the Company, and, provided, that the original Debenture is surrendered by depositing such Debenture with a common courier, as provided above, and received by the Company within three (3) business days from the Conversion Date. The person or persons entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares on the Conversion Date. If the original Debenture is not received by the Company within three (3) business days after the Conversion Date, the Notice of Conversion, at the Company's option, may be declared null and void.

SECTION 4. RESERVATION OF SHARES ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its unissued Shares, solely for the purpose of effecting the conversion or redemption of the entire principal amount of this Debenture, such number of its Shares as shall from time to time be sufficient to effect the conversion of this Debenture.

SECTION 5. ADJUSTMENT TO CONVERSION PRICE.

A. Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Debenture is issued and outstanding, the number of outstanding Shares is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding Shares is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

B. Adjustment Due to Merger, Consolidation. Etc. If at any time when the Debenture is issued, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which Shares shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holder shall thereafter have the right to receive upon conversion or redemption of the Debenture, upon the basis and upon the terms and conditions specified herein and in lieu of the Shares immediately theretofore issuable upon


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conversion or redemption, such Common Stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Debenture been converted and redeemed immediately prior to such transaction, and in such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation provisions for adjustment of the Conversion Price and of the number of Shares issuable upon conversion of the Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5.B unless it first gives not less than fifteen (15) days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its Debentures into Shares).

SECTION 6. EXERCISE. The Holder hereof acknowledges that neither the Debenture nor the Shares have been registered under the Act or under any state securities law. In addition, the certificates representing the Shares shall contain such legends, or restrictive legends, or be subject to such stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by the Company or its transfer agent.

SECTION 7. NO VOTING RIGHTS. Except as specifically provided herein, this Debenture shall not entitle the Holder hereof to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.

SECTION 8. STATUS OF CONVERTED DEBENTURES. Upon the Conversion Date, this Debenture shall no longer be deemed to be outstanding and all rights hereof, shall forthwith terminate as of such date except only the right of the Holder hereof to receive Shares in exchange for such Debenture and, if applicable, a cash payment of any accrued interest.

SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of and during the continuation of an Event of Default (as defined below), the Company shall, at Holder's request, pay to the Holder an amount equal to the sum of (x) the unpaid principal amount of this Debenture plus (y) the accrued and unpaid interest on the unpaid principal amount of this Debenture to the date of payment, and such amounts shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or equity.

The Company shall be required promptly upon its knowledge of an Event of Default hereunder to give notice of such Event of Default to the Holder hereof.

An "Event of Default" shall mean the following:

A. Conversion. If the Company fails to issue Shares to Holder upon conversion of this Debenture by the Holder in accordance with the terms of this Debenture, fails to transfer any certificate for Shares issued to the Holder upon conversion of this Debenture and when required by this Debenture, or fails to remove any restrictive legend on any certificate or any stop transfer order on any Shares issued to the Holder upon conversion of this Debenture as and when required in accordance with applicable law and by this Debenture or any Subscription Agreement by and between Company and Holder, and any such failure shall continue uncured for five (5) business days;


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B. Breach of Covenant. If the Company fails to pay when due amounts owed hereunder (including principal and interest) or breaches any material term or condition of this Debenture (other than as specifically provided in subsection 9A. hereof), or any Subscription Agreement by and between Company and Holder (including, subject to Section 4 hereof, the failure to have enough Shares available for issuance upon conversion), the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture, and such breach continues for a period of five (5) business days after written notice thereof to the Company from the Holder;

C. Breach of Representation. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, any Subscription Agreement by and between Company and Holder), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture;

D. Failure to Pay Obligations. In the event that (i) a garnishment, summons or writ of attachment is issued against or served upon any of the Company's lenders for the attachment of any property of the Company or any indebtedness owing to the Company and such garnishment, summons, or writ of attachment has not been released within 30 days, (ii) the Company shall (a) be or become insolvent (however defined under applicable law), (b) voluntarily file or have filed against it involuntarily, a petition under the United States Bankruptcy Code, or
(c) suffer the appointment of a receiver, custodian, trustee, or liquidator, voluntarily or involuntarily, for all or any portion of its assets or property,
(iii) the Company shall suffer the appointment of a receiver, custodian, trustee, or liquidator, voluntarily or involuntarily, for the Company or be dissolved or liquidated, (iv) a judgment, decree or order for the payment of money is outstanding against the Company and has been outstanding for more than 30 days from the date of its entry and has not been discharged in full or stayed, or (v) the Company at any time suffers a material adverse change in its financial, operating or business condition, properties or assets.

SECTION 10. GOVERNING LAW. This Debenture shall be governed by and construed in accordance with the laws of the United States and the State of Georgia without giving effect to the principles of conflicts of laws.

SECTION 11. BUSINESS DAY DEFINITION. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of Georgia, USA excluding any Saturday and Sunday.

SECTION 12. NOTICES. Any notices or other communication required or permitted to be given hereunder shall be given as provided herein or delivered against receipt, if to (i) the Company at 9040 Roswell Road, Suite 470, Atlanta, Georgia 30350, Attn.: Paul W. Harrison, Chief Executive Officer, Telephone No. (770) 641-5555, Telecopy No. (770) 641-5558; or (ii) the Holder of this Debenture, to such holder at 2445 Cades Way, Vista, California 92083 (or to such at other address as the party shall have furnished in writing as its new address in accordance with the provisions of this Section 12). Any notice or other communication may be made by facsimile and delivery shall be deemed given, except as otherwise required herein, at the time of transmission of said facsimile. Any notice given on a day that is not a business day shall be effective upon the next business day.

SECTION 13. WAIVER OF ANY BREACH TO BE IN WRITING. Any waiver by the Company or the Holder hereof of a breach of any provision of the Debenture shall not operate as, or be construed to be, a waiver of any breach of such provision or any breach of any other provision of the Debenture. The failure of the Company or the Holder hereof to insist upon strict adherence to any term of the Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of the Debenture. Any waiver must be in writing.

SECTION 14. UNENFORCEABLE PROVISIONS. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is applicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

SECTION 15. INCIDENTAL REGISTRATION.

If, at any time after July 1, 1998 the Company proposes to register any of its equity securities under the Act, whether or not for sale for its own account, on a form and in a manner which would permit registration of the Common Shares for sale to the public under the Act, it will give prompt written notice to Holder of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration (including the date by which Holder must give notice hereunder of your intention to exercise your right to include Shares in any such registration), and upon the written request of Holder delivered to the Company within five business days after the giving of any such notice (which request shall specify the Shares intended to be disposed of by Holder and the intended method or methods of disposition thereof), the Company will use its reasonable efforts to effect the registration under the Act of all Shares which Holder has so requested to be registered to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Shares so to be registered, provided that:

(i) if, at any time after giving such written notice of Holder's intention to register any of Holder's securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to Holder and thereupon shall be relieved of its obligation to register any Shares in connection with such registration; provided, to the extent Holder has exercised its conversion rights hereunder in response to notice of the Company's proposal to register equity securities under the 1933 Act and the Company later determines that no such registration shall not occur, Holder may rescind such exercise, return the shares received upon such conversion, and regain its rights under this Debenture as if no such conversion had taken place; provided further, that Holder gives the Company written notice within five business days of Holder's receipt of notice from the Company that no such registration will occur.

(ii) if (A) the registration so proposed by the Company involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, to be distributed by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction (to which Holder will also be bound), (B) the Company proposes that the securities to be registered in such underwritten offering will include all of the Shares requested to be so included, and (C) the managing underwriter of such underwritten offering shall advise the Company in writing that, in its opinion, the distribution of all or a specified portion of such Shares concurrently with the securities being distributed by such underwriters will materially and adversely affect the distribution of such securities by such underwriters (such opinion to state the reasons therefor), then the Company will promptly furnish Holder with a copy of such opinion and may require, by written notice to Holder accompanying such opinion, that all or a specified portion of such Shares be excluded from such distribution, provided that no other shares of the Company's Common Stock shall be included in such registration for the benefit of any person other than the Company; and

(iii) The Company shall not be obligated to effect any registration of Shares under this Section 15 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans or incidental to the registration of any non-equity securities convertible into equity securities.

    IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer hereunto duly authorized.

                                     HALIS, INC.


                                     By:
                                         ------------------------------
                                     Title:
                                            ---------------------------


Dated:
       --------------------------